Exhibit 1

For Immediate Release

December 7, 2006

CanWest’s New Zealand Operations Report Q1 2007 Earnings

CanWest MediaWorks NZ reports rise in both revenues and EBITDA

WINNIPEG: CanWest Global Communications Corp. announced today that CanWest MediaWorks (NZ) Limited reported an increase in consolidated revenues of 2% over the same period last year to NZ$74.5 million and a 3% increase EBITDA to NZ$24.3 million for the first quarter of its 2007 fiscal year, which ended on November 30, 2006.

“This is an excellent start to the new financial year,” said Tom Strike, Chairman of CanWest MediaWorks (NZ) Limited and President of CanWest MediaWorks International. “These results reveal the extent to which the advertising market in New Zealand has recovered from a somewhat more challenging environment in the previous several quarters.” Mr. Strike noted that television and radio revenues were up NZ$1.7 million from the same quarter a year earlier, reflecting a combination of strong audience levels for television and overall economic improvement.

Brent Impey, CanWest MediaWorks (NZ) Limited’s CEO, said the positive results show that the advertising market has responded to the programming strength at both the company’s television and radio operations. “We are delighted at the response of the market to the performance of TV3, C4 and our radio brands. In particular, TV3’s prime time schedule has seen record audience shares in October and November, and we have not only been number one in our target demographic for the first time ever, but are also winning among our competitors’ target audience demographics as well.”

Mr. Impey pointed to the impressive performance of 3 News, the flagship news broadcast on TV3, which has reached a 40% share among 18 – 49 year old viewers compared to 28% its principal competitive newscast - One News - among the same viewers.

RadioWorks has also had its share of ratings success, with the most recent nationwide radio audience survey showing that its stations have increased by more than 18,000 listeners a week, which corresponds to the amount of audience that its principal competitor has lost.

The company remains cautiously optimistic about the outlook for the remainder of the fiscal year. “Forward looking sales bookings across both the company’s radio and television operations to the end of March 2007 look good,” said Mr. Impey.

Later in calendar 2007, TV3 will undertake its biggest ever single television production when it provides the exclusive broadcast of the Rugby World Cup from France, which will undoubtedly be the biggest television event of the year in New Zealand.

These results are recorded in accordance with New Zealand Equivalents to International Financial Reporting Standards and will be subject to foreign currency translation and adjustment to Canadian GAAP upon consolidation with CanWest’s other operations.

This news release contains certain comments or forward-looking statements about the objectives, strategies, financial conditions, results of operations and businesses of CanWest. Statements that are not historical facts are forward-looking and are subject to important risks, uncertainties and assumptions. These statements are based on our current expectations about our business and the markets in which we operate, and upon various estimates and assumptions. The results or events predicted in these forward-looking statements may differ materially from actual results or events if known or unknown risks, trends or uncertainties affect our business, or if our estimates or assumptions turn out to be inaccurate. As a result, there is no assurance that the circumstances described in any forward-looking statement will materialize. Significant and reasonably foreseeable factors that could cause our results to differ materially from our current expectations are discussed in the section entitled “Risk Factors” contained in our Annual Information Form for the year ended August 31, 2006 dated November 29, 2006 filed by CanWest Global Communications Corp. with the Canadian securities commissions (available on SEDAR at www.sedar.com ) and with the U.S. Securities and Exchange Commission under Form 40-F (available on EDGAR at www.sec.gov). We disclaim any intention or obligation to update any forward-looking statement even if new information becomes available, as a result of future events or for any other reason.

CanWest Global Communications Corp. (www.canwestglobal.com), (TSX: CGS and CGS.A, NYSE: CWG) an international media company, is Canada’s largest media company. CanWest is Canada’s largest publisher of daily newspapers and also owns, operates and/or holds substantial interests in conventional television, out-of-home advertising, specialty cable channels, web sites and radio stations and networks in Canada, New Zealand, Australia, Turkey, Singapore, Indonesia, Malaysia, the United Kingdom and the United States.

For further information contact:

Geoffrey Elliot

Vice President, Corporate Affairs

Tel: (204) 956-2025

Fax: (204) 947-9841

Email: gelliot@canwest.com

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